AMENDMENT No. 1 to the
              AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                       OF
                    OPPENHEIMER LIMITED-TERM GOVERNMENT FUND


      This Amendment Number 1 is made January 2, 2001, to the Amended and Restated Declaration of Trust of Oppenheimer Limited-Term Government Fund dated August 26, 1997, by and among the individuals executing this Amendment below as the Trustees of the Trust.

                                   WITNESSETH

WHEREAS, the Trustees previously formed this Trust for the purposes of carrying on the business of a management investment company under an Agreement and Declaration of Trust dated January 16, 1986 as amended February 14, 1986, June 26, 1992, April 29, 1993, May 1, 1994, January 16, 1995, June 23, 1995, and as
amended and restated August 26, 1997; and

      WHEREAS, the Trustees of the Trust, at a meeting held August 22, 2000, acting pursuant to Article III, Section 3 of the Trust's Amended and Restated Declaration of Trust dated August 26, 1997, authorized the establishment and designation of a fifth class of shares of the Trust, and designated such class as Class N shares;

      WHEREAS, the Trust, on November 29, 2000 filed with the Securities and Exchange Commission Post-Effective Amendment No. 28 to its Registration Statement under the Securities Act of 1933, which Post-Effective Amendment is to become effective January 26, 2001 pursuant to Rule 485(b) under the Securities Act of 1933 and will include the Trust's Class N shares; and

      WHEREAS, the Trustees desire to make certain permitted changes to the Trust's Amended and Restated Declaration of Trust dated August 26, 1997, pursuant to Article IX, Section 4 of said Declaration of Trust, to confirm the establishment and designation of the Trust's five Classes of shares and their relative rights and preferences;

      NOW, THEREFORE, the Trust's Declaration of Trust is amended as follows:

      Section 3 of Article III of the Trust's Declaration of Trust is hereby amended by deleting the first paragraph of such Section and replacing it with the following paragraph:

      Without limiting the authority of the Trustees set forth in Section 1 of this Article III to establish and designate any further Series, the Trustees, having previously established one Series of Shares having the same name as the Trust, hereby divide said Shares into four (4) classes, which shall be designated Class A, Class B, Class C, Class N and Class Y, as follows: (i) the Shares of the Class outstanding since the inception of the Trust have previously been designated Class A Shares; (ii) the Shares of the Class initially issued upon the division of the Shares into two Classes have been previously been designated Class B Shares; (iii) the Shares of the Class initially issued upon the division of the Shares into three Classes have been previously been designated Class C Shares; (iv) the Shares of the Class initially issued upon the division of the Shares into four classes pursuant to this Amended and Restated Agreement and Declaration of Trust are hereby designated Class Y Shares; and (v) the Shares of the Class initially issued upon the division of the Shares into five classes pursuant to this Amendment to the Restated Agreement and Declaration of Trust dated August 26, 1997 are hereby designated Class N Shares. The Shares of that Series and any Shares of any further Series or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:



































N1a\855\OrgDocs\855-DOT(Jan01-Amd#1_N).doc

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 2nd day of January, 2001.


/s/ William L. Armstrong                              /s/ Raymond J. Kalinowski
William L. Armstrong                                  Raymond J. Kalinowski
11 Carriage Lane                                      44 Portland Drive
Littleton, CO  80121                                  St. Louis, MO  63131


/s/ Robert G. Avis                                    /s/ C. Howard Kast
Robert G. Avis                                        C. Howard Kast
1706 Warson Estates Drive                             2552 East Alameda  #30
St. Louis, MO  63124                                  Denver, CO  80209


/s/ George C. Bowen                                   /s/ Robert M. Kirchner
George C. Bowen                                       Robert M. Kirchner
9224 Bauer Court                                      2800 S. University Blvd.
Lone Tree, CO  80124                                  #131
                                                      Denver, CO  80210


                                                      /s/ Bridget A. Macaskill
                                                      Bridget A. Macaskill
                                                      160 East 81st Street
                                                      New York, NY  10028


/s/ Jon S. Fossel
Jon S. Fossel
187 Mead Street - Box 44
Waccabuc, NY  10597


/s/ Sam Freedman                                      /s/ James C. Swain
Sam Freedman                                          James C. Swain
4975 Lakeshore Drive                                  355 Adams Street
Littleton, CO  80123                                  Denver, CO  80206